EXHIBIT 4.64

SUPPLEMENTAL INDENTURE NO. 2

SUPPLEMENTAL INDENTURE NO. 2, dated as of December 14, 2011 (this “Supplemental Indenture”) between Credit Acceptance Auto Loan Trust 2010-1, a Delaware statutory trust (the “Issuer”) and Wells Fargo Bank, National Association (“Wells Fargo”), as Trust Collateral Agent and Indenture Trustee, under the Indenture referred to below.

BACKGROUND

WHEREAS, the Issuer and Wells Fargo have entered into an indenture dated as of November 4, 2010 (as further amended and in effect from time to time, the “Indenture”);

WHEREAS, pursuant to Section 9.2 of the Indenture, the Issuer and the Indenture Trustee (when authorized by an Issuer Order), with the consent of the Majority Noteholders and prior notice to the Rating Agencies, are permitted to enter into an indenture or supplemental indentures for the purpose of modifying in any manner the rights of the Holders of the Notes under the Indenture;

WHEREAS, the Issuer now wishes to amend the Indenture as set forth herein and has, pursuant to an Issuer Order dated December 14, 2011, requested the Indenture Trustee to join with it in the execution and delivery of this Supplemental Indenture;

WHEREAS, the Servicer has caused to be delivered to the Rating Agencies notice of this Supplemental Indenture;

NOW THEREFORE, the Issuer and the Indenture Trustee hereby agree as follows:

AGREEMENT

SECTION 1. Incorporation by Reference.  Capitalized terms defined or referenced in the Indenture and not otherwise defined or referenced herein are used herein as defined or referenced in the Indenture.

SECTION 2. Amendments.  The definition of "Required Long-Term Debt Rating" in the Indenture is hereby deleted in its entirety and replaced with the following (solely for convenience, changed language is italicized):

““Required Long-Term Debt Rating” shall be a rating on long-term unsecured debt obligations of no lower than investment grade by Moody’s and by S&P (or other equivalent rating by a nationally recognized rating agency), and any requirement that long-term unsecured debt obligations have the “Required Long-Term Debt Rating” shall mean that such long-term unsecured debt obligations have the foregoing required rating”

SECTION 3. Indenture Otherwise Unchanged.  Except as herein provided, the Indenture shall remain unchanged and in full force and effect, and each reference to the Indenture and words of similar import in the Indenture, as amended hereby, shall be a reference to the Indenture as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time.  This Supplemental Indenture shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Indenture other than as set forth herein.

SECTION 4. Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 5. Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 6. Miscellaneous.  The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

SECTION 7. Execution, Delivery and Validity.  Each party hereto represents and warrants to each other party hereto that this Supplemental Indenture has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.

SECTION 8. Binding Effect.  This Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Supplemental Indenture to be duly executed by their respective officers, thereunto duly authorized, all as of the day and year first above written.

CREDIT ACCEPTANCE AUTO LOAN TRUST 2010-1, as Issuer

By: U.S. Bank Trust National Association, not in its individual capacity but solely as Owner Trustee

By:	/s/ Annette Morgan
Name:	Annette Morgan
Title:	Assistant Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,

not in its individual capacity but solely as Indenture Trustee

By:	/s/ Julie Tanner Fischer
Name:	Julie Tanner Fischer
Title:	Vice President

[Signature Page to Supplemental Indenture No. 2]